As filed with the Securities and Exchange Commission on October 30, 2025

Registration No. 333-235577

Registration No. 333-237263

Registration No. 333-254683

Registration No. 333-263838

Registration No. 333-270544

Registration No. 333-277764

Registration No. 333-285381

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-235577

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-237263

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-254683

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-263838

Post-Effective Amendment No. 1 to Form S-8 Registration Statement

No. 333-270544

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-277764

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-285381

UNDER

THE SECURITIES ACT OF 1933

89bio, Inc.

(Exact name of registrant as specified in its charter)

Delaware	36-4946844
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1 DNA Way

South San Francisco, California 94080

(Address of principal executive offices, including zip code)

Amended and Restated 89bio, Inc. 2019 Equity Incentive Plan

89bio, Inc. 2019 Employee Stock Purchase Plan

89bio, Inc. 2023 Inducement Plan

(Full titles of the plans)

Roger Brown

Roche Holdings, Inc.

1 DNA Way

South San Francisco, California 94080

Telephone: (650) 225-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Sharon R. Flanagan

John H. Butler

Sally Wagner Partin

Daniel J. Belke

Sidley Austin LLP

555 California Street, Suite 2000

San Francisco, California 94104

Telephone: (415) 772-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”), filed by 89bio, Inc., a Delaware corporation (the “Company”), remove from registration all shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) previously registered under the following Registration Statements on Form S-8 filed by the Company (the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”) pertaining to the registration of shares of Common Stock.

•

Registration No.  333-235577, which was previously filed with the SEC on December 18, 2019, registering 2,844,193 shares of Common Stock under the 2019 Equity Incentive Plan and 225,188 shares of Common Stock under the 2019 Employee Stock Purchase Plan;

•

Registration No.  333-237263, which was previously filed with the SEC on March 18, 2020, registering 551,559 shares of Common Stock under the 2019 Equity Incentive Plan and 137,890 shares of Common Stock under the 2019 Employee Stock Purchase Plan;

•

Registration No.  333-254683, which was previously filed with the SEC on March 25, 2021, registering 797,266 shares of Common Stock under the 2019 Equity Incentive Plan and 199,317 shares of Common Stock under the 2019 Employee Stock Purchase Plan;

•

Registration No.  333-263838, which was previously filed with the SEC on March 24, 2022, registering 812,688 shares of Common Stock under the 2019 Equity Incentive Plan and 203,172 shares of Common Stock under the 2019 Employee Stock Purchase Plan;

•

Registration No.  333-270544, which was previously filed with the SEC on March 15, 2023, registering 2,022,423 shares of Common Stock under the 2019 Equity Incentive Plan, 505,606 shares of Common Stock under the 2019 Employee Stock Purchase Plan, and 1,500,000 shares of Common Stock under the 2023 Inducement Plan;

•

Registration No.  333-277764, which was previously filed with the SEC on March 8, 2024, registering 3,730,775 shares of Common Stock under the 2019 Equity Incentive Plan and 932,693 shares of Common Stock under the 2019 Employee Stock Purchase Plan; and

•

Registration No.  333-285381, which was previously filed with the SEC on February 27, 2025, registering 4,793,977 shares of Common Stock under the 2019 Equity Incentive Plan and 1,198,494 shares of Common Stock under the 2019 Employee Stock Purchase Plan.

On September 17, 2025, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Roche Holdings, Inc., a Delaware corporation (“Parent”), and Bluefin Merger Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Offeror”). On October 30, 2025, pursuant to the Merger Agreement, Offeror merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements. The Company, by filing these post-effective amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all plan interests and any and all securities registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on this 30th day of October, 2025.

No other person is required to sign these Post-Effective Amendments to the Registration Statements on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933, as amended.

89BIO, INC.

By:	/s/ Roger Brown
Roger Brown
Vice President, Treasurer and Assistant Secretary